EXHIBIT 4.3









                           MAGAL SECURITY SYSTEMS LTD.



               AMENDED AND RESTATED 2003 ISRAELI SHARE OPTION PLAN

                                TABLE OF CONTENTS

1. PURPOSE OF THE ISOP.......................................................3

2. DEFINITIONS...............................................................3

3. ADMINISTRATION OF THE ISOP................................................6

4. DESIGNATION OF PARTICIPANTS...............................................7

5. DESIGNATION OF OPTIONS PURSUANT TO SECTION 102 ...........................7

6. TRUSTEE...................................................................8

7. SHARES RESERVED FOR THE ISOP..............................................9

8. PURCHASE PRICE............................................................9

9. ADJUSTMENTS..............................................................10

10. TERM AND EXERCISE OF OPTIONS............................................11

11. VESTING OF OPTIONS......................................................12

12. PURCHASE FOR INVESTMENT.................................................12

12. DIVIDENDS...............................................................13

13. RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS.......................13

14. EFFECTIVE DATE AND DURATION OF THE ISOP.................................13

15. AMENDMENTS OR TERMINATION...............................................14

16. GOVERNMENT REGULATIONS..................................................14

17. CONTINUANCE OF EMPLOYMENT...............................................13

18. GOVERNING LAW & JURISDICTION............................................14

19. TAX CONSEQUENCES........................................................14

20. NON-EXCLUSIVITY OF THE ISOP.............................................15

21. MULTIPLE AGREEMENTS.....................................................15

This plan, as amended from time to time, shall be known as Amended and Restated Magal Security Systems Ltd 2003 Israeli Share Option Plan (the "ISOP").


1.     PURPOSE OF THE ISOP

The ISOP is intended to provide an incentive to retain, in the employ and/or the service of the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other persons and/or entity which the Board (as such term is defined below) shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the ISOP.

2.     DEFINITIONS

For purposes of the ISOP and related documents, including the Option Agreement, the following definitions shall apply:

2.1 "Affiliate" means any "employing company" within the meaning of Section 102(a) of the Ordinance.

2.2 "Approved 102 Option" means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

2.3    "Articles" means the Articles of Association of the Company.

2.4    "Board" means the Board of Directors of the Company.

2.5    "Capital Gain Option" or CGO" as defined in Section 5.4 below.

2.6 "Cause" means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Optionee's direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Optionee's fiduciary duties or duties of care to the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

2.7    "Chairman" means the chairman of the Committee.

2.8 "Committee" or the "Compensation Committee" means the compensation committee of the Board, designated from time to time by the resolution of the Board.

2.9    "Company" means Magal Security Systems Ltd, an Israeli company.

2.10 "Companies Law" means the Israeli Companies Law 5759-1999, as may be amended from time to time and any regulations, rules and orders promulgated pursuant thereto or any successor act or regulation, as in effect from time to time.

2.11   "Controlling Shareholder" shall have the meaning ascribed to it in
Section 32(9) of the Ordinance (as defined below).

2.12 "Date of Grant" means, the date of grant of an Option, as determined by the Board or authorized Committee and set forth in the Optionee's Option Agreement.

2.13 "Employee" means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

2.14 "Expiration date" means the date upon which an Option shall expire, as set forth in Section 10.2 of the ISOP. .

2.15 "Fair Market Value" means as of any date, the value of a Share determined as follows:

(i) Unless resolved otherwise by the Board and as long as the Shares are listed in the US, on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.16 "Holding Period" means the time period required by Section 102 in which Approved 102 Options and/or Shares allocated or issued upon the exercise of such Approved 102 Options must be held in trust by the Trustee. With respect to OIO - the required Holding Period shall be one(1) year from the Date of Grant of such OIOs. With respect to CGO - the required Holding Period shall be two (2) years from the Date of Grant of such CGOs.

2.17   ISOP" means this Amended and Restated 2003 Israeli Share Option Plan.

2.18   "ITA" means the Israeli Tax Authorities.

2.19 "Non-Employee" means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.20   "Ordinary Income Option" or "OIO" as defined in Section 5.5 below.

2.21 "Option" means an option to purchase one or more Shares of the Company pursuant to the ISOP.

2.22 "102 Option" means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.23 "3(i) Option" means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

2.24   "Optionee" means a person who receives or holds an Option under the ISOP.

2.25 "Option Agreement" means the Share Option Agreement between the Company and an Optionee that sets out the terms and conditions of an Option under this ISOP.

2.26 "Ordinance" means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended from time to time and any regulation, rule, or order promulgated pursuant thereto or any successor act, rule, order or regulation as in effect from time to time.

2.27 "Purchase Price" or the "Exercise Price" means the exercise price for each Share (as such terms is defined below) subject to an Option.

2.28 "Section 102" means Section 102 of the Ordinance and the rules or regulations issued thereunder, as now in effect or as hereafter amended.

2.29   "Share" means the ordinary shares, NIS 1 par value each, of the Company.

2.30 "Successor Company" means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

2.31 "Transaction" means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the shares or assets of the Company.

2.32 "Trustee" means any person appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.33 "Unapproved 102 Option" means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.34 "Vested Option" means any Option, which has already been vested according to the Vesting Dates.

2.35 "Vesting Dates" means, as determined by the Board or by the Committee, the date as of which the Optionee shall be entitled to exercise the Options or part of the Options, as set forth in section 11 of the ISOP.

3.     ADMINISTRATION OF THE ISOP

3.1 The Board shall have the power to administer the ISOP either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Articles. Notwithstanding the above, the Board shall automatically have residual authority: (i) if no Committee shall be constituted; (ii) if such Committee shall cease to operate for any reason; (iii) with respect to the rights not delegated by the Board to the Committee; or (iv) if in accordance with Israeli Law the Committee is not permitted to administer such law.

3.2 Subject to the Articles, the Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.3 The Committee shall have the power to recommend to the Board and the Board shall have the full power and authority to: (i) designate participants;
(ii) determine the terms and provisions of the respective Option Agreements, including, but not limited to, the number of Options to be granted to each Optionee, the number of Shares to be covered by each Option, provisions concerning the time and the extent to which the Options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (iii) determine the Fair Market Value of the Shares covered by each Option and the Purchase Price thereof; (iv) make an election as to the type of Approved 102 Option; and (v) designate the type of Options.

Subject to the Companies Law, and restrictions on delegations made by the Board from time to rime, the Committee may :(i) alter any restrictions and conditions of any Options or Shares subject to any Options (ii) interpret the provisions and supervise the administration of the ISOP; (iii) prescribe, amend and rescind rules and regulations relating to the ISOP; and (vi) make all other determinations deemed necessary or advisable for the administration of the ISOP.

3.4 Except to the extent permitted by the Companies Law, the Committee shall not be entitled to grant Options to the Optionees.

3.5 The Board shall have the authority to grant, at its discretion, after consulting with the Trustee, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the ISOP.3.6 The interpretation and construction by the Committee of any provision of the ISOP or of any Option Agreement shall be final and conclusive unless otherwise determined by the Board.

4.     DESIGNATION OF PARTICIPANTS

4.1 The persons eligible for participation in the ISOP as Optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; (ii) Non-Employees may only be granted 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

4.2 The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the ISOP or any other option or share plan of the Company or any of its Affiliates.

4.3 Anything in this ISOP to the contrary notwithstanding, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law.

5.     DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

5.1    The Company may designate Options granted to Employees pursuant to
Section 102 as Unapproved 102 Options or Approved 102 Options.

5.2 The grant of Approved 102 Options shall be made under this ISOP adopted by the Board as described herein, and shall be conditioned upon the approval of this ISOP by the ITA as required by Section 102.

5.3 Approved 102 Option may either be classified as Capital Gain Option or Ordinary Income Option.

5.4 Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of
Section 102(b)(2) shall be referred to herein as CGO.

5.5 Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of
Section 102(b)(1) shall be referred to herein as OIO.

5.6 The Company's election of the type of Approved 102 Options as CGO or OIO granted to Employees (the "Election"), shall be appropriately filed with the ITA before the Date of Grant of an

Approved 102 Option. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under this ISOP and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

5.7 All Approved 102 Options must be held in trust by a Trustee, as described in Section 6 below.

5.8 For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in
Section 102.

5.9 With regard to Approved 102 Options, the provisions of the ISOP and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer's permit, and the said provisions and permit shall be deemed an integral part of the ISOP and of the Option Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ISOP or the Option Agreement, shall be considered binding upon the Company and the Optionees.

6.     TRUSTEE

6.1 Approved 102 Options which shall be granted under the ISOP and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including, without limitation, bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 (the "Holding Period"). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of
Section 102 and regulations promulgated thereunder.

6.2 Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee's tax liabilities in connection with such Options.

6.3 Upon receipt of Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ISOP, or any Approved 102 Option or Share granted to him thereunder.

6.4    With respect to any Approved 102 Option, subject to the provisions of
Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

7.     SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON

7.1 The Company has reserved one million, six hundred and eighteen thousands, five hundred and seventy five (1,618,575) authorized but unissued Shares, for the purposes of the ISOP and for the purposes of any other share option plans which may be adopted by the Company in the future, subject to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the ISOP shall cease to be reserved for the purpose of the ISOP, but until termination of the ISOP the Company shall at all times reserve sufficient number of Shares to meet the requirements of the ISOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the ISOP or under the Company's other share option plans.

7.2 Each Option granted pursuant to the ISOP, shall be evidenced by a written Option Agreement between the Company and the Optionee, in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this ISOP.

8.     PURCHASE PRICE

8.1 The Purchase Price of each Share subject to an Option shall be determined by the Board, unless such authority is delegated to the Committee in accordance with applicable law. Each Option Agreement will contain the Purchase Price determined for each Option.

8.2 The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash or check, unless otherwise resolved by the Committee.

8.3    The Purchase Price shall be denominated in US Dollars.

9.     ADJUSTMENTS

Upon the occurrence of any of the following described events and subject to
Section 102, Optionee's rights to purchase Shares under the ISOP shall be adjusted as hereafter provided:

9.1 In the event of a Transaction, and subject to the applicable transaction documents, the unexercised Options then outstanding under the ISOP may be assumed or substituted with an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board, which determination shall be in their sole discretion and final. Unless otherwise required by any applicable law, the Company shall notify the Optionee of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such Transaction.

9.2 Notwithstanding the above and subject to any applicable law, the Board or the Committee shall have full power and authority to determine that in certain Option Agreements there shall be a clause instructing that, if in any such Transaction as described in Section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute such Options, the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten
(10) days prior to the effective date of the Transaction.

9.3 For the purposes of Section 9.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares) in their capacity as holders of Shares of the Company; provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Shares in the framework of the Transaction in their capacity as holders of shares; and provided further that the Board may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

9.4 If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the ISOP, the Company shall notify all unexercised Optionees of such liquidation, and the Optionees shall then have ten
(10) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Options will immediately terminate.

9.5 (a) If the outstanding shares of the Company shall at any time be changed or exchanged by share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company (other than the declaration of share dividend (bonus shares), and as often as the same shall occur, then the number, class and kind of the Shares subject to the ISOP or subject to any Options therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISOP (as set forth in Section 7 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

       (b) if the Company shall issue any of its Ordinary Shares or other securities as bonus shares (stock dividend) upon or with repect to any Shares which shall at the time be subject to a right of purchase by a Optionee hereunder, each Optionee upon exercising such right shall be entitled to receive (for the Purchase Price payable upon such exercise) the Shares as to which he is exercising his said right, and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares (stock dividends) were declared, and such amount of cash in lieu of fractional shares, as is equal to the amount of shares and the amount of cash in liew of such fractional securities which he would have received had he been the Holder of the Shares as to which he is exercising his said right at all times between the date of the granting of such right and the date of its exercise. Upon the hapenning of any of the foregoing events, the class and aggregate number of Shares reserved for issuance pursuant to the Plan (as set forth herein) shall be appropriately adjusted to reflect the evnta specified in this Section 9.5(b) all as will be determined by the Board whose determination shall be final.

10.    TERM AND EXERCISE OF OPTIONS

10.1 Options shall be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the "Representative"), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of
Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company's or the Representative's principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

10.2 Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 10.5 below.

10.3 The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.5 below, the Optionee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

10.4 Subject to the provisions of section 10.5 below, in the event of termination of the Optionee's employment or services with the Company or any of its Affiliates, and as of the effective date of such termination all Options granted to such Optionee (Vested or Unvested Options) will immediately expire.

10.5 Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Optionee's Option Agreement or herein, an Option may be exercised after the date of termination of Optionee's employment or service with the Company or any Affiliates during an additional period of time beyond the effective date of such termination, but only with respect to the number of Vested Options at the effective date of such termination according to the Vesting Dates of such Options, if:

(i) termination is without Cause, in which event any Vested Option may be exercised within a period of ninety (90) days after the effective date of such termination; or-

(ii) termination is the result of death or disability of the Optionee, in which event any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

(iii) prior to the date of such termination, the Committee shall authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable

If termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Optionee shall not have any right in connection to such outstanding Options.

10.6 The Optionees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Optionee as holder of such Shares in the Company's register of shareholders upon exercise of the Option in accordance with the provisions of the ISOP, but in case of Options and Shares held by the Trustee, subject to the provisions of
Section 6 of the ISOP.

10.7 Any form of Option Agreement authorized by the ISOP may contain such other provisions as the Board and the Committee may, from time to time, deem advisable, all in accordance with and subject to the provisions of
       Section 102, and further subject to the payment of any taxes due thereupon under any applicable law by the Optionee in connection thereto.

10.8 With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall provide the Company and/or its Affiliate security or guarantees for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.    VESTING OF OPTIONS

11.1 Subject to the provisions of the ISOP, each Option shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date.

11.2 An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Board or Committee (if permitted by law and the case may be) may deem appropriate.. The vesting provisions of individual Options may vary.

12.    PURCHASE FOR INVESTMENT

The Company's obligation to issue or allocate Shares upon exercise of an Option granted under the ISOP is expressly conditioned upon: (a) the Company's completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee's death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee.

13.    DIVIDENDS

13.1 With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Articles (and all amendments thereto) and subject further to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of
Section 102.

14.    RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

14.1 No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the ISOP, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

14.2 For so long as Options and/or Shares are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

15.    EFFECTIVE DATE AND DURATION OF THE ISOP

15.1 The ISOP shall be effective as of the day it was adopted by the Board and shall terminate on October 30, 2018.

15.2 The Company shall obtain the approval of the Company's shareholders for the adoption of this ISOP or for any amendment to this ISOP, if shareholders' approval is necessary or desirable to comply with any applicable law including without limitation the US securities law or the securities laws of other jurisdiction applicable to Options granted to Optionees under this ISOP, or if shareholders' approval is required by any authority or by any governmental agencies or national securities exchanges including without limitation the US Securities and Exchange Commission.

16.    AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the ISOP, provided that no. amendment, alteration, suspension or termination of the ISOP shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by both parties.. Termination of the ISOP shall not affect the Committee's ability to exercise the powers granted to it hereunder with respect to Options granted under the ISOP prior to the date of such termination.

17.    GOVERNMENTAL REGULATIONS

The ISOP, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

18.    CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ISOP nor the Option Agreement with the Optionee shall impose any obligation on the Company or an Affiliate thereof, to continue any Optionee in its employ or service, and nothing in the ISOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

19.    GOVERNING LAW & JURISDICTION

The ISOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISOP.

20.    TAX CONSEQUENCES

20.1 Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

20.2 The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

21.    NON-EXCLUSIVITY OF THE ISOP

The adoption of the ISOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the ISOP, and such arrangements may be either applicable generally or only in specific cases.

22.    MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the ISOP at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the ISOP, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.




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